A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
April 15, 2004

A. O. Smith announces first quarter earnings of $.36 per share

        Milwaukee, Wis. — A. O. Smith Corporation (AOS-NYSE) today announced first quarter earnings of $10.8 million or $.36 per share compared with first quarter 2003 earnings of $13.7 million or $.46 per share.

        Revenues for the quarter ended March 31 increased approximately seven percent to $416.5 million when compared with revenues of $387.9 million for the same period last year.

        “Both of our operating units were faced with higher-than-expected cost increases, particularly for steel,” Robert J. O’Toole, chairman and chief executive officer, observed.

        “In addition, our Water Systems unit experienced manufacturing inefficiencies, logistics cost increases, and an adjustment to inventory that were caused by multiple conversion programs,” O’Toole continued.

        “The company has announced price increases to help offset the higher steel costs, but these price increases will not have an impact until the latter half of the second quarter. We will continue to closely monitor steel and other costs and initiate appropriate pricing actions as necessary.”

Electrical Products

        Electric motor sales were $223.6 million in the first quarter, about five percent higher than in the first quarter of 2003. Sales increased in all served markets except heating, ventilation, and air conditioning (HVAC), which declined five percent due to the loss of a sales contract by an OEM customer.

        Operating earnings of $17.1 million were slightly lower than the same period last year. Higher costs for steel and freight more than offset cost savings related to the company’s repositioning program.

Water Systems

        Water Systems first quarter sales of $192.9 million were 10 percent higher than sales in the first quarter of 2003. Improved revenue for residential water heaters due to the launch of new products to address regulatory standards changes and higher sales in China contributed to the sales increase.

        Operating profit declined to $8.8 million from the $12.0 million earned in the first quarter of last year. The operating profit decrease resulted from manufacturing inefficiencies, logistics cost increases and an adjustment to inventory caused by the conversion of residential water heaters to meet new efficiency standards, standardization of the A. O. Smith and State residential product lines, relocation of production between the Ashland City, Tenn., and McBee, S. C., plants, and an information systems conversion.

Company discussed outlook

        “The announced price increases will help offset the higher steel costs, but those increases do not take effect until later in the second quarter. We also believe the operating issues related to the conversion programs at Water Systems will moderate as this quarter progresses, but we do not expect to eliminate the issue until quarter-end,” O’Toole said.

        “Consequently, we expect second quarter earnings will range between $.50 and $.54 per share compared with the $.67 per share earned in the second quarter last year. And, as a result of lower first quarter earnings and the decrease in the second quarter estimate, the company earlier this month lowered its full-year forecast to between $1.90 and $2.00 per share.”

        A. O. Smith Corporation will broadcast a live conference call today at 10:00 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the company’s electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; competitive pressures on the company’s businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

        A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 17,000 people worldwide.

A. O. SMITH CORPORATION AND SUBSIDIARIES
(condensed consolidated financial statements —
dollars in millions, except per share data)

Statement of Earnings

	Three Months ended March 31
	2004	2003
Electrical Products	$223.6	$213.1
Water Systems	192.9	174.8

Net sales	416.5	387.9
Cost of products sold	338.3	309.7

Gross profit	78.2	78.2
Selling, general and administrative	58.6	54.1
Interest expense	3.2	2.9
Other expense	0.2	0.3

	16.2	20.9
Tax provision	5.4	7.2

Net Earnings	$10.8	$13.7

Net Earnings Per Share of Common Stock (Diluted)	$0.36	$0.46

Average Common Shares Outstanding (000's omitted)	29,912	29,522

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	March 31 2004	December 31 2003
ASSETS:
Cash and cash equivalents	$8.1	$18.7
Receivables	289.1	236.7
Inventories	246.9	247.0
Deferred income taxes	10.4	14.3
Other current assets	42.0	31.0

Total Current Assets	596.5	547.7
Net property, plant and equipment	354.8	358.7
Goodwill and other intangibles	311.8	310.9
Other assets	64.2	62.6

Total Assets	$1,327.3	$1,279.9

LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term debt	$111.8	$96.8
Trade payables	163.6	144.5
Accrued payroll and benefits	28.4	30.5
Product warranty	18.9	18.9
Long-term debt due within one year	8.6	8.6
Other current liabilities	41.9	39.3

Total Current Liabilities	373.2	338.6
Long-term debt	167.9	170.1
Other liabilities	104.2	105.5
Pension liability	59.8	61.6
Deferred income taxes	29.6	27.9
Stockholders' equity	592.6	576.2

Total Liabilities and Stockholders' Equity	$1,327.3	$1,279.9

A. O. SMITH CORPORATION
STATEMENT OF CASH FLOWS
(dollars in millions)

	Three Months ended March 31
	2004	2003
Operating Activities
Continuing
Net earnings	$10.8	$13.7
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation & amortization	13.3	12.8
Net change in current assets and liabilities	(33.5)	(36.0)
Net change in noncurrent assets and liabilities	(1.6)	(0.2)
Other	(0.8)	(1.0)

Cash Used in Operating Activities	(11.8)	(10.7)

Investing Activities
Capital expenditures	(9.6)	(5.4)

Cash Used in Investing Activities	(9.6)	(5.4)

Financing Activities
Short-term debt incurred (retired) - net	15.0	—
Long-term debt incurred	—	16.5
Long-term debt retired	(2.1)	(2.1)
Other stock transactions	2.5	—
Dividends paid	(4.4)	(4.1)

Cash Provided by Financing Activities	11.0	10.3
Discontinued
Cash Provided by (Used in) Discontinued Operations	(0.2)	0.5

Net decrease in cash and cash equivalents	(10.6)	(5.3)
Cash and cash equivalents - beginning of period	18.7	32.8

Cash and Cash Equivalents - End of Period	$8.1	$27.5

A. O. SMITH CORPORATION AND SUBSIDIARIES
Business Segments
(dollars in millions)

	Three Months ended March 31
	2004	2003
Net sales
Electrical Products	$223.6	$213.1
Water Systems	192.9	174.8

	$416.5	$387.9

Operating earnings
Electrical Products	$17.1	$17.7
Water Systems	8.8	12.0

	25.9	29.7
Corporate expenses	(6.5)	(5.9)
Interest expense	(3.2)	(2.9)

Earnings before income taxes	16.2	20.9
Provision for income taxes	(5.4)	(7.2)

Net earnings	$10.8	$13.7